UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2005 (September 21, 2005)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 NE Interstate 49

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 21, 2005, OMNI Energy Services Corp. (“OMNI”) entered into a non-binding letter of intent (the “Letter of Intent”) for the acquisition of Preheat, Inc. (“Preheat”). Preheat is a leading Gulf Coast lessor of oilfield equipment and provider of specialized oilfield and environmental services.

Subject to the terms and conditions of the Letter of Intent, OMNI will purchase 100% of the issued and outstanding capital stock of Preheat for a purchase price of $22.5 million plus certain assumed long-term debt more specifically described as a combination of $16.0 million of cash, $2.5 million of OMNI’s common stock, $4.0 million of promissory notes and the assumption of approximately $1.5 million of long-term debt. Completion of the acquisition is subject to finalization of due diligence satisfactory to OMNI, negotiation of a definitive purchase agreement with terms acceptable to both parties, and approval of the transaction by OMNI’s lenders and Board of Directors. Closing is expected during the fourth quarter of 2005. As a further condition to closing, Preheat is required to have on hand at closing a minimum of $4.5 million of excess working capital.

The Letter of Intent is attached as Exhibit 10.1 hereto and is hereby incorporated by reference. The press release announcing signing of the letter of intent is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Non-binding Letter of Intent dated September 21, 2005 by and among OMNI Energy Services Corp., a Louisiana corporation and Preheat, Inc., a Louisiana corporation

99.1	Press release dated September 22, 2005 regarding OMNI’s letter of intent to purchase Preheat

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.

Dated: September 27, 2005	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President